Exhibit 99

                            [Henry Schein Letterhead]

                                            FOR:       Henry Schein, Inc.
                                            CONTACT:   Steven Paladino
                                                       Senior Vice President and
                                                       Chief Financial Officer
                                                       (516) 843-5500

FOR IMMEDIATE RELEASE                                  Susan Vassallo
                                                       Manager, Investor
                                                       and Public Relations
                                                       (516) 843-5562
                                                       svassa@henryschein.com

           HENRY SCHEIN, INC. ANNOUNCES $130 MILLION PRIVATE PLACEMENT
           -----------------------------------------------------------
                  - 10-Year Debt Financing at Attractive Rate -

     Melville, NY -- July 2, 1999 -- Henry Schein, Inc. (Nasdaq:HSIC) announced today that it has closed a $130 million private placement debt transaction at par. Chase Securities Inc. acted as agent for the offering.

     The senior note issue has a 10-year life and a coupon rate of 6.94%. Henry Schein will use the proceeds of the placement for permanent financing for its recent acquisitions of General Injectables and Vaccines, Inc., and Heiland Holding GmbH, as well as other corporate purposes.

     Steven Paladino, Senior Vice President and Chief Financial Officer, commented, "The financing has allowed us to take advantage of the current low interest rate environment to put into place long-term financing for our two recent acquisitions, and increase our ability to borrow against our revolving credit facility for general corporate needs."

     Henry Schein, Inc. is the largest distributor of healthcare products and services to office-based healthcare practitioners, including dental practices and laboratories, physician practices and veterinary clinics. The Company, recognized for its excellent customer service and low prices, serves more than 300,000 customers worldwide. Headquartered in Melville, New York, the Company employs over 6,000 people in 16 countries. Sales in 1998 were $1.9 billion. For more information, visit the Henry Schein website at http://www.henryschein.com.

     Certain information contained herein includes information that is forward looking. The matters referred to in forward looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.

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